FIRST AMENDMENT TO RIGHTS AGREEMENT

This First Amendment to Rights Agreement (this “First Amendment”) is entered into effective as of July 28, 2009 (the “Effective Date”), by and between Northstar Neuroscience, Inc., a Washington corporation (the “Company”), and Registrar and Transfer Company (the “Rights Agent”), and amends that certain Rights Agreement dated as of May 21, 2008, by and between the Company and the Rights Agent (the “Rights Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

WITNESSETH:

WHEREAS, the Company and the Rights Agent have previously entered into the Rights Agreement;

WHEREAS, the Company’s board of directors (the “Board”) and the Company’s shareholders have approved the voluntary dissolution and liquidation of the Company pursuant to a Plan of Complete Liquidation and Dissolution (the “Plan”);

WHEREAS, the Company became a dissolved corporation under Washington law on July 2, 2009 (the “Effective Date”); and

WHEREAS, in view of the dissolution of the Company, the Company desires to amend the Rights Agreement to change the date on which the Final Expiration Date will occur in accordance with Section 7(a) thereof;

NOW, THEREFORE, in consideration of the foregoing and mutual agreements set forth in the Rights Agreement and this First Amendment, the parties agree as follows:

1. Amendment to Definition of “Final Expiration Date.” Subsection (i) of Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“…(i) July 28, 2009 (the “Final Expiration Date),”

All references to May 21, 2018 in the Form of Rights Certificate attached as Exhibit B to the Rights Agreement and in the Summary of Terms of Rights Agreement attached as Exhibit C to the Rights Agreement shall instead mean July 28, 2009.

2. Counterparts. This First Amendment may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

3. Effectiveness. This First Amendment shall be effective as of the date first written above.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Rights Agreement to be duly executed as of the date and year first above written.

NORTHSTAR NEUROSCIENCE, INC.

By:	/s/ Brian B. Dow
Name: Brian B. Dow
Title: Vice President of Finance, Chief Financial Officer and Secretary

REGISTRAR AND TRANSFER COMPANY, as Rights Agent

By:	/s/ William P. Tatler
Name: William P. Tatler
Title: Chief of Staff